Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-4 Registration Statement of Coeur Mining, Inc. of our report dated September 8, 2014 relating to the consolidated financial statements of Paramount Gold and Silver Corp. and the effectiveness of internal control over financial reporting of Paramount Gold and Silver Corp., appearing in the Annual Report on Form 10-K of Paramount Gold and Silver Corp. for the years ended June 30, 2014 and 2013, and for each year in the three-year period ended June 30, 2014 and to the reference to us under the heading “Experts” in the prospectus.

Yours truly,

MNP LLP

Vancouver, Canada

March 16, 2015